EXHIBIT 5.1

(DE BRAUW BLACKSTONE WESTBROEK P.C. LETTERHEAD)

650 Fifth Avenue 4th Floor New York NY 10019

Telephone: (212) 259 4100
Facsimile: (212) 259 4111

To     Chicago Bridge & Iron Company N.V.
          Polarisavenue 31
          2132 JH Hoofddorp
          The Netherlands

Arie Schaberg — advocaat
Telephone: (212) 259-4100
Facsimile: (212) 259-4111
E-mail: aschaberg@dbbw.nl

New York, June 27, 2003
Our ref. : 90094033-l005-1031-SEC opinion(12)

Dear Sir/Madam,

Chicago Bridge & Iron Company N.V.

1	Introduction

I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam (the “Company”), in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 1,705,528 ordinary shares in the share capital of the Company held by Wedge Engineering B.V. (the “Wedge Shares”), of 6,810,895 ordinary shares in the share capital of the Company held by First Reserve Fund VIII, L.P. (“First Reserve”) (the “FRF Shares”, together with the Wedge Shares, the “Issued Shares”, each an “Issued Share”), of 1,000,000 ordinary shares in the share capital of the Company to be newly issued by the Company to third parties (the “Company Shares”) and of 365,000 ordinary shares in the share capital of the Company to be newly issued by the Company to Mr. Gerald M. Glenn (“Glenn”) (the “Glenn Shares”, together with the Company Shares, the “Future Shares”, each a “Future Share”).

2	Dutch law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion.

3	Scope of Inquiry

For the purpose of this opinion, I have:

3.1	Examined such documents and obtained such confirmations and trade register extracts as I have deemed necessary in order to enable me to render this opinion. It is noted that trade register extracts do not provide conclusive evidence that the facts set out in them are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it. I do not believe that those exceptions are material in the context of this opinion. Facts and circumstances not revealed to me may affect this opinion. I have no reasons to believe any such facts and circumstances exist.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

3.2	For the purpose of this opinion:

The “Wedge Shares” are included in (i) the ordinary shares that were issued to WGI pursuant to the Wedge Purchase Agreement (as defined below) (the “Wedge Purchase Shares”) and (ii) the ordinary shares that were issued to Farinvest pursuant to the Farinvest Purchase Agreement (as defined below) (the “Wedge/Farinvest Shares”).

The “FRF Shares” are included in (i) the Wedge Purchase Shares, in (ii) the ordinary shares that were issued to First Reserve pursuant to the First Reserve Purchase Agreement (as defined below) (the “First Reserve Purchase Shares”), pursuant to the Warrant A (as defined below) (the “First Reserve Warrant A Shares”) and pursuant to the Warrant B (as defined below) (the “First Reserve Warrant B Shares”) and in (iii) the ordinary shares that were part of the Company’s initial public offering which was made on or about April 2, 1997.

4	Assumptions
For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	Any minutes referred to in paragraph 3 are a true record of the proceedings described in validly held meetings. The resolutions set out in those minutes were validly passed. Those resolutions and any written resolutions referred to in paragraph 3 remain in full force and effect without modification and comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true. I have no indication to the contrary.

4.4	The Purchase Agreement between Wedge Group Incorporated, WGI Tyler Inc. (“WGI”), CB&I Tyler Company and the Company dated as of July 30, 2000 and amended on November 17,

2000 (the “Wedge Purchase Agreement”), the Stock Purchase Agreement between Farinvest, Ltd. (“Farinvest”) and the Company dated as of February 7, 2001 (the “Farinvest Purchase Agreement”), the Stock Purchase Agreement between First Reserve and the Company dated as of February 7, 2001 (the “First Reserve Purchase Agreement”), the warrant for the purchase of 82,118 ordinary shares in the share capital of the Company between the Company and First Reserve dated as of February 6, 2001 (the “Warrant A”) and the warrant for the purchase of 251,598 ordinary shares in the share capital of the Company between the Company and First Reserve dated as of February 7, 2001 (the “Warrant B”, together with Warrant A, the “Warrants”) (i) are within the capacity and powers of, and have been validly authorised and signed by, each party other than the Company and (ii) are valid, binding and enforceable on each party under the law by which they are expressed to be governed. The Warrants have been validly exercised by First Reserve.

4.5	The Chicago Bridge & Iron 1997 Long-Term Incentive Plan dated as of January 17, 1997 and most recently amended on May 1, 2002 (the “1997-Plan”) and the Chicago Bridge & Iron 1999 Long-Term Incentive Plan dated as of May 1, 1999 and most recently amended on May 1, 2002 (the “1999-Plan”, together with the 1997–Plan, the “Plans”) are valid, binding and enforceable on each party under the law by which they are expressed to be governed. The Award Agreements (as defined in the Plans) between the Committee (as defined in the Plans), acting on behalf of Chicago Bridge & Iron Company, a Delaware corporation, and Glenn (i) are within the capacity and powers of, and have been validly authorised and signed by, each party thereto and (ii) are valid, binding and enforceable on each party. Glenn qualifies as a Participant within the meaning of the Plans and is entitled to sufficient Awards within the meaning of the Plans for the Company to allow for the issue of the Glenn Shares.

4.6	At the time of the non-cash contribution as meant in Section 2:94b Dutch Civil code (“CC”) (the “Non-Cash Contribution”) on the Wedge Purchase Shares in accordance with the description dated December 19, 2000, the value of the Non-Cash Contribution was at least equal to the amount to be paid on the Wedge Purchase Shares (it being noted that this assumption is supported by the auditor’s report dated December 19, 2000) and the Non-Cash Contribution has been validly transferred to the Company.

4.7	At the time of each cash contribution in a foreign currency as meant in Section 2:80a subsection 2 and 3 CC (the “Foreign Currency Contributions”) on the Wedge/Farinvest Shares, the First Reserve Purchase Shares, the First Reserve Warrant A Shares and the First Reserve Warrant B Shares, the value of the Foreign Currency Contributions was at least equal to the amount to be paid on the Wedge/Farinvest Shares, the First Reserve Purchase Shares, the First Reserve Warrant A Shares and the First Reserve Warrant B Shares (it being noted that this assumption is supported by the bank statements as meant in Section 2:93a subsection 6 CC (bankverklaringen) dated February 7, 2001 and June 26, 2003, respectively) and the Foreign Currency Contributions have been validly paid to the Company on February 6, 2001 and on February 7, 2001, respectively.

4.8	At the time of each Foreign Currency Contribution on the Future Shares, the value of each Foreign Currency Contribution will be at least equal to the amount to be paid on the Future Shares. Each Foreign Currency Contribution on the Future Shares will have been validly paid to the Company.

4.9	The Company Shares will be issued in the form and manner prescribed by the Company’s articles of association at the time of issue. The Company Shares will have been validly accepted by, and validly placed (geplaatst) with, the subscribers for them in accordance with all laws applicable to the acceptance and placement (plaatsing) of the Company Shares.

4.10	The Glenn Shares will be issued in the form and manner prescribed by the Company’s articles of association at the time of issue. The Glenn Shares will have been validly accepted by Glenn and will have been validly placed (geplaatst) with Glenn in accordance with the written resolution of the Company’s Supervisory Board dated May 9, 2002 and in accordance with all laws applicable to the acceptance and placement (plaatsing) of the Glenn Shares.

4.11	The Company’s authorised share capital (maatschappelijk kapitaal) will be sufficient to allow for the issue of the Future Shares.

4.12	The bank statement as meant in Section 2:93a subsection 6 CC (bankverklaring) of a bank within the meaning of Section 2:93 subsection 3 CC, showing the sufficient amount of dollars freely convertible into EUR at the exchange rate on the payment date of the Future Shares, will be filed with the chamber of commerce and industry for Amsterdam within two weeks after the payment date of the Future Shares.

4.13	The issuance of the Warrant B and the First Reserve Warrant B Shares has been, or will have been, validly resolved by, or to the extent necessary, validly ratified by the Company’s management board (directie) and supervisory board (raad van commissarissen).

4.14	The shares offered in the Company’s initial public offering made on or about April 2, 1997 were, when offered at that time, validly issued, fully paid up and non-assessable.

5	Opinion

Based on the documents, confirmations and trade register extracts referred to and the assumptions in paragraphs 3 and 4, I am of the opinion that the Issued Shares have been, and the Future Shares, when issued, will have been duly authorised and validly issued in accordance with Dutch law and that the Issued Shares are, and the Future Shares, when issued, will be fully paid and non-assessable (and accordingly, no obligation other than to pay up the nominal amount of an Issued Share or a Future Share may be imposed upon a shareholder against his will even by an amendment of the articles of association of the Company).

6	Reliance

This opinion is solely for the purpose of the Registration and may be filed with the SEC as an exhibit to the Registration Statement to be filed with the SEC on or about June 27, 2003 pertaining to the Registration. I hereby consent to the reference to De Brauw Blackstone Westbroek P.C., New York, New York, under the heading “Legal Matters” in the Registration Statement relating to the Registration to be filed with the SEC on or about June 27, 2003 (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended). Otherwise, it is not to be transmitted to anyone nor is it to be relied upon for any other purpose.

Yours faithfully,

/s/ Arie Schaberg

Arie Schaberg
for De Brauw Blackstone Westbroek P.C.

4